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                                                                  Exhibit (r)(3)

                           CODE OF CONDUCT AND ETHICS

     A cornerstone of the corporate culture of Montpelier Re Holdings Ltd. and its subsidiaries (collectively, the "COMPANY") is the principle that all members of the Board of Directors (the "BOARD"), observers of the Board, officers and employees of the Company (collectively, "MONTPELIER ASSOCIATES") conduct business activities in a manner consistent with this Code of Conduct and Ethics (the "CODE OF CONDUCT"). Continued adherence to these high standards is the responsibility of all Montpelier Associates.

This Code of Conduct applicable to Montpelier Associates addresses the following areas:

     A. Compliance with, and Waivers of, the Code of Conduct

     B. Encouraging the Reporting of any Illegal or Unethical Behavior

     C. Compliance with Laws, Rules and Regulations

     D. Insider Trading

     E. Confidential Information

     F. Protection and Proper Use of Company Assets and Intellectual Property

     G. Corporate Opportunity and Conflicts

     H. Fair Dealing

     I. Records Retention/Destruction

     J. Accurate Recording and Reporting

A.   COMPLIANCE WITH, AND WAIVERS OF, THE CODE OF CONDUCT

     We expect each Montpelier Associate to thoughtfully review this Code of Conduct and follow both the letter and spirit of the standards and policies contained herein, and to sign the confirmation form attached, which confirms this intent. Montpelier Associates who do not comply with the Code of Conduct will be subject to disciplinary action up to and including termination.

     Any waiver of any part of the Code of Conduct for executive officers or directors may be made only by the Board or the Audit Committee and will be promptly disclosed to shareholders as required by SEC and NYSE rules.

     This Code of Conduct shall be available on the Company's website. It shall also be available, in print, to shareholders upon request, and by any other means required by law or stock exchange regulation.

B.   ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

     The Code of Conduct is designed to encourage participation by Montpelier Associates and to provide a method to report conduct that they suspect is in violation of the Code of Conduct. Montpelier Associates are encouraged to talk to their supervisor, manager or other appropriate personnel when in doubt about the best course of action in a particular situation.


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     Montpelier Associates should be alert and sensitive to situations that could result in misconduct. If they believe that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code of Conduct, any applicable laws or regulations or any other Company policy, they are obligated to bring the matter to the attention of the Company.

     In accordance with our Whistleblower Policy, Montpelier Associates may openly, confidentially or anonymously report potential violations of this Code of Conduct or potential violations or concerns relating to any law, regulation or Company policy. This includes any reports relating to accounting, internal accounting controls or auditing matters.

     Further, under our Whistleblower Policy, the Company expressly forbids any retaliation against any employee for reporting suspected misconduct. Any person who participates in any retaliation is subject to disciplinary action, including termination.

     Montpelier Associates must not make allegations of violations of the Code of Conduct, any applicable laws or regulations or any Company policy, in bad faith or in a false or frivolous manner.

C.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     Every Montpelier Associate must adhere to legal and regulatory requirements governing his or her business decisions and actions. Montpelier Associates should make every effort to ensure that they and the Company are in compliance with all legal and regulatory matters applicable to their area of employment or position with the Company. Any legal, regulatory or governmental inquiry or action should be directed to, and handled by, the Company Secretary, or in his absence, the Corporate Affairs Manager. In acting to ensure that Montpelier Associates and the Company are in compliance with legal and regulatory matters, the actions of Montpelier Associates should comply with both the spirit, as well as the letter, of the law.

D.   INSIDER TRADING

     Montpelier Associates are prohibited from using material information acquired in the course of carrying out their duties to buy or sell stock or any other kind of property, if that information has not been reported publicly first. This is improper use of inside information and it is illegal in the United States and many other countries. The Company has provided each Montpelier Associate with a separate document entitled "Insider Trading Policy." The Insider Trading Policy addresses insider trading law and how such law applies to Montpelier Associates.

E.   CONFIDENTIAL INFORMATION

     Serious problems could be caused for the Company by unauthorized disclosure of internal non-public information about the Company. Montpelier Associates are expected to maintain the confidentiality of information entrusted to them by the Company and by customers, except when disclosure is authorized or legally mandated. Montpelier Associates are prohibited from using such confidential


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information to the detriment of the Company, its employees and customers. The responsibility of Montpelier Associates to maintain the Company's confidential information exists during their employment or association with the Company and after termination of their employment or association with the Company. The Company may pursue legal remedies to prevent any Montpelier Associate or a subsequent employer, as applicable, from benefiting from the Company's confidential information.

     Company personnel may not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. UNLESS YOU ARE EXPRESSLY AUTHORIZED TO THE CONTRARY, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Company Secretary, or in his absence, the Corporate Affairs Manager. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

F.   PROTECTION AND PROPER USE OF COMPANY ASSETS AND INTELLECTUAL PROPERTY

     The Company's property is to be used solely for the benefit of the Company. Company property includes tangible property such as funds, premises, equipment and furnishings, as well as proprietary information such as customer lists, non-public financial information, business plans and forecasts, software and ideas for new products and services. Montpelier Associates may not use Company property for personal benefit, nor may they take Company property with them when they cease working for the Company. The use and transfer of Company property to third parties must be consistent with Company policies.

     Funds and assets of the Company may only be used for legitimate business purposes and in a manner consistent with Company policies. Services should be provided and products purchased on the basis of quality, value, price and other tangible criteria. Furthermore, the Company's funds or assets may never be used for any unlawful purpose.

     The Company's intellectual property includes inventions, improvements, ideas, information, software, models and programs, together with the related materials, documentation, patents, trademarks, copyrights and other rights that go along with them. The Company will normally be the exclusive owner of all rights in intellectual property that is related to its business or is developed by its employees or contractors in the course of their employment or service with the Company. This is true whether or not the employees or contractors make the developments during working hours, on Company premises, or using Company material or resources.

     The Company's intellectual property rights are extremely valuable to the Company. They are also extremely "fragile" because they can be compromised or even forfeited if they are not vigilantly protected. In order to protect the Company's intellectual property, Montpelier Associates and contractors should use their best efforts to:


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     -    Recognize and identify the Company's actual or potential intellectual property assets;

     - Assist in securing the Company's ownership of intellectual property assets;

     - Assist, where appropriate, in registering, patenting, or otherwise legally protecting intellectual property rights;

     - Use the intellectual property rights properly, including in licensing and other transactions;

     - Prevent any infringement or misuse of the Company's intellectual property;

     - Notify the appropriate Company personnel of any potential infringement or misuse of the Company's intellectual property, so that the Company may take appropriate action; and

     Have outside vendors, contractors, licensees, joint venture partners and employees sign the appropriate Company documents acknowledging the Company's intellectual property ownership.

G.   CORPORATE OPPORTUNITY AND CONFLICTS

     Montpelier Associates are expected to maintain the highest degree of integrity in the conduct of the Company's business and to avoid any activity or personal interest that creates a conflict between their interests and the interest of the Company. In addition, directors and officers of the Company have a duty of loyalty to the Company, pursuant to which they are prohibited from taking opportunities for their own personal and other professional gain through the use of the Company's property or information, or through their position within the Company.

     The Company acknowledges that Montpelier Associates may hold positions in other companies, partnerships and other enterprises ("OTHER ENTITY") that engage in the same or similar activities or lines of business as the Company, and which Other Entity may have an interest in the same or similar areas of corporate opportunities. Accordingly, the Company has adopted this Code of Conduct to ensure that proper procedures are in place to address conflicts which may arise. These procedures include the review and approval by the Company's Audit Committee of related party transactions with the Company or its subsidiaries in accordance with rules of the SEC and the New York Stock Exchange and other applicable requirements.

     The Board, through the Audit Committee, shall take appropriate steps to assess potential conflicts and corporate opportunities about which it becomes aware.

What is a Corporate Opportunity?

A corporate opportunity is a business opportunity which:

     - is within the Company's existing lines of business or a reasonable expansion thereof;


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     -    is one in which the Company either has an existing interest or a reasonable expectancy of an interest; and

     -    the Company is reasonably capable of pursuing.

Montpelier Associates may not:

     - appropriate, for their own advantage, any corporate opportunity as described above that they discover in the course of their employment or in their capacity as directors;

     - compete directly or indirectly with the Company in the pursuit of corporate opportunities as described above; and

     - use the Company's property, information or position for personal gain outside of his or her relationship with the Company.

Notwithstanding the foregoing, with respect to any director or Board observer who is not employed by the Company or a subsidiary of the Company, the opportunity must have been presented to that director or Board observer in such person's capacity as a member or observer of the Company's Board, including Company property or information discovered through such position, or it shall not constitute a "corporate opportunity."

What is a Conflict of Interest?

A "conflict of interest" occurs when an individual's private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole. A conflict situation can arise when a Montpelier Associate takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when a Montpelier Associate, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

     For example, personal and financial interests or family relationships of a Montpelier Associate may occasionally give rise to that person's material personal interest in a particular issue. These may include transactions with the Company or its subsidiaries that are required to be approved. Accordingly, there may be times when a Montpelier Associate's material interest in an issue or matter will limit or prevent that person's ability to participate in a matter involving that issue on behalf of the Company.

Obligations of Directors, Board Observers, Officers and Employees

In the event that a Montpelier Associate acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and an Other Entity, or which may otherwise present a conflict of interest, such person shall:

     - satisfy and fulfill any fiduciary duty he or she may have to the Company and its shareholders with respect to such corporate opportunity or conflict;


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     -    act in good faith and in a manner he or she reasonably believes is in the best interests of the Company;

     -    act in a manner entirely fair to the Company; and

     - report such opportunity or conflict in accordance with the procedures below.

Procedure for Reporting Corporate Opportunities and Conflicts

- When a corporate opportunity is offered to a Montpelier Associate or a conflict arises, such Montpelier Associate must immediately report the opportunity or conflict to the chairman of the Audit Committee for consideration by the Audit Committee.

- Any Montpelier Associate who is uncertain as to whether an opportunity offered is a "corporate opportunity" or a "conflict" should err on the side of disclosing the opportunity to the Audit Committee for its determination.

Final Determination of Corporate Opportunities and Conflicts

- The Audit Committee shall determine whether a conflict of interest or corporate opportunity exists on a case-by-case basis and shall memorialize its determinations and the reasons behind such determinations. The Audit Committee will ensure that the directors voting on an issue are informed, disinterested and independent with respect to that issue.

- If the Audit Committee determines that a conflict of interest exists in connection with a Montpelier Associate, then such Montpelier Associate shall not participate, directly or indirectly, in the matter or activity that has given rise to such conflict of interest unless expressly approved by the Audit Committee.

Other

- For the avoidance of doubt, each Montpelier Associate shall disclose to the Audit Committee any transaction whereby the Company is investing in entities in which such Montpelier Associate (or family member) has a material interest.

H.   FAIR DEALING

     The Company's policy is to operate in compliance with all applicable competition, fair dealing and other laws in the markets in which the Company operates. Accordingly, Montpelier Associates should endeavour to treat all customers and suppliers fairly. Montpelier Associates, personally or on behalf of the Company, may not directly or indirectly request, accept, offer or give money, gifts of other than nominal value, unusual hospitality or entertainment, loans (except from lending institutions) or any other preferential treatment in dealing with any present or potential supplier, contractor, customer or competitor. Montpelier Associates, personally or on behalf of the Company, may not make payments to purchasing agents or other employees of any supplier, contractor or customer to either obtain or retain business, or to realize higher or lower prices for the Company. However,


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Montpelier Associates may give gifts of nominal value on customary gift-giving occasions.

I.   RECORDS RETENTION/DESTRUCTION

     The Company's corporate records are important assets. Corporate records include essentially all records Montpelier Associates produce for the Company, whether hard copy or electronic. A record may be as obvious as a memorandum, an e-mail, a contract or a case study, or something not as obvious, such as a computerized desk calendar, an appointment book or an expense record.

     From time to time, the Company establishes retention or destruction policies or schedules for specific categories of records in order to ensure legal compliance, and also to accomplish other objectives, such as preserving intellectual property and cost management. The Company expects all Montpelier Associates to comply with any published records retention or destructions policies or schedules, provided that all Montpelier Associates should note the following general exception to any stated destruction schedule: If they believe, or the Company informs them, that Company records are relevant to litigation, potential litigation (i.e., a dispute that could result in litigation) or investigation, then they must preserve those records until the Company Secretary, or in his absence, the Corporate Affairs Manager, determines the records are no longer needed. This exception supersedes any previously or subsequently established destruction schedule for those records.

J.   ACCURATE RECORDING AND REPORTING

     The Company requires honest and accurate recording and reporting of its business information. Books, accounts, financial statements, and records must be maintained in full and accurate detail and must fairly reflect the Company's transactions.

     All disclosures in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission, as well as in other public communications made by the Company, must be timely, full, fair, accurate and understandable. The Company's books, records, and reports must conform to the appropriate systems of internal controls, disclosure controls, and other legal and regulatory requirements.

     Examples of unacceptable practices are:

     -    undisclosed or unrecorded funds or assets;

     - false or artificial entries being made in any books or records for any reason and no employee, officer or director shall engage in any arrangement that results in such prohibited act;

     -    non-disclosure of off balance sheet arrangements;

     - payments approved or made with the intention or understanding that it is to be used for any purpose other than that described by the document supporting the payment; and


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     -    Employees, officers and directors taking any action that fraudulently influences, coerces, manipulates, or misleads any independent public or certified accountant involved in an audit of the Company.

     Any employee, officer or director having information or knowledge as to a possible violation of any of the above provisions or any similar instances of non-compliance with the Code of Conduct or concerns regarding questionable accounting or auditing matters shall promptly report such matter in accordance with the Whistleblower Policy.

     Failure to comply with these guidelines is grounds for discipline.


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                          ACKNOWLEDGMENT AND AGREEMENT

     I hereby acknowledge and agree (i) that I have read the Montpelier Code of Conduct and Ethics and (ii) that I understand the policies contained therein and will comply with its terms. I understand that violation of this Code may subject me to discipline by Montpelier up to and including termination for cause.


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                                        Signature

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                                        Printed Name

Dated:
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